Contact:	Christina Cha Marketing & Communications Manager Kennedy Wilson (310) 887-6294 ccha@kennedywilson.com www.kennedywilson.com	9701 Wilshire Blvd. Suite 700 Beverly Hills, CA 90212

NEWS RELEASE

KENNEDY WILSON ANNOUNCES $32.6M EQUITY PRIVATE PLACEMENT

Fairfax Financial increases investment in KW

BEVERLY HILLS, Calif. (August 16, 2010) – International real estate investment and services firm Kennedy Wilson (NYSE: KW) today announced that the company sold and issued 32,550 shares of its convertible Series B preferred stock in an equity private placement to Toronto based Fairfax Financial Holdings Limited. The proceeds from the offering, totaling $32,550,000, were used to finance the company’s repurchase of its 7% convertible subordinated debt. The Series B preferred stock is convertible into approximately 3 million shares of KW common stock, the same number of shares into which the recently retired 7% convertible subordinated debt was convertible.

“We are very pleased about Fairfax’s continued investment in Kennedy Wilson,” William McMorrow, chairman and CEO of Kennedy Wilson, commented. “The company continues to build and maintain relationships with some of the world’s top companies and pursue strategic real estate investments together.”

FOR IMMEDIATE RELEASE

Kennedy Wilson Announces $32.6M Equity Private Placement	- 2 -

This news follows Fairfax’s $100 million purchase of Kennedy Wilson’s convertible Series A preferred stock and its proposed $250 million real estate investment partnership with the company, both announced in May of this year.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, CA with 21 offices in the U.S. and Japan. The company offers a comprehensive array of real estate services including property and asset management, brokerage and auction services, and construction and trust management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor and manager of real estate investments in the U.S. and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Statements of goals and strategies and words such as “plan,” “believe,” “anticipate,” “expect,” “objectives,” “forecast,” “predict” and other similar words are intended to identify forward-looking statements. These forward looking statements are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and involve risks, uncertainties and other factors that may cause the Company’s actual results, performance, or financial condition to be materially different from any results, performance, or financial condition suggested by the statements in this news release.

# # #

FOR IMMEDIATE RELEASE	-more-